Exhibit 23(c)


                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference of our report dated August 3, 1995, except for Note 6 and 19 for which the date is September 26, 1995; Note 14 for which the date is September 12, 1995; and Note 20 for which the date is September 27, 1995, with respect to the consolidated financial statements of Continental Medical Systems, Inc. for the years ended June 30, 1995 and June 30, 1994 included in Horizon/CMS Healthcare Corporation's Form 8-K dated November 21, 1995 filed with the Securities and Exchange Commission into the Prospectus Supplement of Health and Retirement Properties Trust for the registration of 6,500,000 shares of its common stock that is made part of the Registration Statement (Amendment No. 1 to Form S-3).


                                                /s/ ERNST & YOUNG LLP
                                                ERNST & YOUNG LLP



Harrisburg, Pennsylvania
December 15, 1995